As filed with the Securities and Exchange Commission on August 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3540776
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Amgen Inc. Amended and Restated 1997 Equity Incentive Plan (formerly known as Tularik Inc. 1997 Equity Incentive Plan, as amended)

Tularik Inc. 1991 Stock Plan, as amended

Tularik Inc. Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, as amended

Amgen Salary Savings Plan (formerly known as Tularik Salary Savings Plan)

Perlman Nonstatutory Stock Option Agreement

(Full title of the Plans)

David J. Scott, Esq.

Senior Vice President, General Counsel and Secretary

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, Address, Including Zip Code, and Telephone number, Including

Area Code, of Agent for Service)

Copies to:

Charles K. Ruck, Esq.

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, California 92626

(714) 540-1235

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $.0001 per share, and associated preferred share purchase rights(4)	1,181,816 3,622,503	$54.67 $10.56	$64,609,880.72 $38,253,631.68	$8,186.07 $4,846.74
Total	4,804,319		$102,863,512.40	$13,032.81

(1)	4,804,319 shares of Common Stock, par value $.0001 per share, of Amgen Inc., a Delaware corporation (“Shares”), are being registered hereunder. Such number of Shares represents the aggregate number of Shares issuable (i) pursuant to various equity plans of Tularik Inc. (“Tularik”), which plans are being assumed by Amgen Inc. (the “Company”) in connection with the merger of Tularik with and into Amgen SF, LLC (formerly known as Arrow Acquisition, LLC) (“Amgen SF”), a wholly owned subsidiary of the Company (the “Merger”), or (ii) under the Amgen Salary Savings Plan (formerly known as the Tularik Salary Savings Plan) (the “401K Plan”). The number of Shares subject to outstanding awards or rights under the plans as of the closing of the Merger has been calculated pursuant to exchange ratios set forth in the Agreement and Plan of Merger dated as of March 28, 2004, by and between the Company, Arrow Acquisition, LLC and Tularik (the “Merger Agreement”). The conversion of Shares available under the assumed equity plans but not subject to awards outstanding as of the closing of the Merger has been calculated based on a ratio determined by the Company in accordance with the terms of the plans and the Merger Agreement. The Shares consist of: (A) 4,637,725 Shares issuable under the Amgen Inc. Amended and Restated 1997 Equity Incentive Plan (formerly known as Tularik Inc. 1997 Equity Incentive Plan, as amended); (B) 38,710 Shares issuable under the Tularik Inc. 1991 Stock Plan, as amended; (C) 90,200 Shares issuable under the Tularik Inc. Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, as amended, (D) 28,664 Shares issuable under the Amgen Salary Savings Plan (formerly known as the Tularik Salary Savings Plan) and (E) 9,020 Shares issuable under the Perlman Nonstatutory Stock Option Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an indeterminate number of Shares that may be issued in accordance with the provisions of such plans in connection with any anti-dilution provisions or in the event of any change in the outstanding Shares, including a stock dividend or stock split. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Amgen Inc. Salary Savings Plan, described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) of the Securities Act, based upon: (A) the average of the high and low prices of the Company’s Shares as reported on the NASDAQ National Market on August 11, 2004 ($54.67) for 1,181,816 Shares, consisting of (i) 1,153,152 Shares available for issuance pursuant to future awards under the Amgen Inc. Amended and Restated 1997 Equity Incentive Plan (formerly known as the Tularik Inc. 1997 Equity Incentive Plan, as amended) and (ii) 28,664 Shares issuable under the Amgen Salary Savings Plan (formerly known as the Tularik Inc. Salary Savings Plan); and (B) the weighted average exercise price per share ($10.56) with respect to outstanding awards for 3,622,503 Shares, consisting of (i) 3,484,573 Shares under the Amgen Inc. Amended and Restated 1997 Equity Incentive Plan (formerly known as the Tularik Inc. 1997 Equity Incentive Plan, as amended); (ii) 38,710 Shares under the Tularik Inc. 1991 Stock Plan, as amended; (iii) 90,200 Shares under the Tularik Inc. Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, as amended; and (iv) 9,020 Shares under the Perlman Nonstatutory Stock Option Agreement.

(3)	Computed in accordance with Section 6(b) of the Securities Act, by multiplying 0.0001267 by the proposed maximum aggregate offering price.

(4)	The preferred share purchase rights, which are attached to the Shares being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item	1. Plan Information

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates the following documents by reference filed with the Securities and Exchange Commission (the “Commission”):

A.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2003; and

B.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and June 30, 2004; and

C.	The Company’s Current Report on Form 8-K filed on March 29, 2004; and

D.	Description of the Company’s Common Stock, contractual contingent payment rights and preferred share purchase rights contained in the Registration Statements on Form 8-A filed with the Commission on September 7, 1983 and April 1, 1993, and the Current Reports on Forms 8-K filed with the Commission on February 28, 1997 and December 18, 2000, respectively, including any amendment or report filed for the purpose of updating that description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The consolidated financial statements and the related financial statement schedule of Amgen Inc. appearing in Amgen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act and the Exchange Act.

The Company has authorized the entering into of indemnity contracts and provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Index to Exhibits on page 10.

The 401K Plan is a 401(k) profit-sharing plan maintained by the Company. The Company has adopted a nonstandardized prototype 401(k) profit-sharing plan sponsored by Fidelity Management & Research Company (“Fidelity”) for purposes of maintaining the 401K Plan. The Internal Revenue Service has issued a favorable opinion letter to Fidelity with respect to the compliance of the form of the nonstandardized prototype 401(k) profit-sharing plan under Section 401 of the Internal Revenue Code of 1996, as amended (the “Code”). Under Section 8 of Internal Revenue Service Revenue Procedure 2004-6, the Company can rely on the opinion letter issued to Fidelity as the equivalent of a favorable determination letter. A copy of the opinion letter issued to Fidelity is supplied in lieu of a favorable determination letter. The Company has been assured by Fidelity that any future amendments to the form of the non-standardized prototype 401(k) profit-sharing plan will be submitted by Fidelity to the Internal Revenue Service in a timely manner, and all amendments required by the Internal Revenue Service in order to maintain the compliance of the form of the non-standardized prototype 401(k) profit-sharing plan with Section 401 of the Code will be made in a timely manner by Fidelity.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the

Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on the 16th day of August, 2004.

AMGEN INC.

By:	/s/ KEVIN W. SHARER
Kevin W. Sharer
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin W. Sharer, Richard D. Nanula and David J. Scott, or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ KEVIN W. SHARER Kevin W. Sharer	Chairman of the Board, Chief Executive Officer and President, and Director (Principal Executive Officer)	8/16/04

/s/ RICHARD D. NANULA Richard D. Nanula	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	8/16/04

/s/ TIMOTHY O. MARTIN Timothy O. Martin	Vice President, Control Planning, and Chief Accounting Officer (Principal Accounting Officer)	8/16/04

/s/ DAVID BALTIMORE David Baltimore	Director	8/16/04

/s/ FRANK J. BIONDI, JR. Frank J. Biondi, Jr.	Director	8/16/04

/s/ JERRY D. CHOATE Jerry D. Choate	Director	8/16/04

/s/ EDWARD FRITZKY Edward V. Fritzky	Director	8/16/04

/s/ FREDERICK GLUCK Frederick W. Gluck	Director	8/16/04

/s/ FRANK C. HERRINGER Frank C. Herringer	Director	8/16/04

/s/ FRANKLIN P. JOHNSON, JR. Franklin P. Johnson, Jr.	Director	8/16/04

/s/ GILBERT S. OMENN Gilbert S. Omenn	Director	8/16/04

/s/ JUDITH PELHAM Judith C. Pelham	Director	8/16/04

/s/ J. PAUL REASON J. Paul Reason	Director	8/16/04

/s/ DONALD B. RICE Donald B. Rice	Director	8/16/04

/s/ LEONARD D. SCHAEFFER Leonard D. Schaeffer	Director	8/16/04

THE PLAN

Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Amgen Salary Savings Plan, have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on the 16th day of August, 2004.

AMGEN SALARY SAVINGS PLAN

By:	Amgen Inc.

By:	/s/ RICHARD D. NANULA
Richard D. Nanula Executive Vice President and Chief Financial Officer Amgen Inc.

INDEX TO EXHIBITS

SEQUENTIALLY NUMBERED EXHIBIT		DESCRIPTION

4.1		Restated Certificate of Incorporation as amended.(1)

4.2		Amended and Restated Bylaws of Amgen Inc. (as amended and restated July 13, 2004).(4)

4.3		Form of stock certificate for the common stock, par value $0.0001 of Amgen Inc.(1)

5.1	*	Opinion of Latham & Watkins as to the legality of the Shares being registered.

5.2	*	Internal Revenue Service opinion letter issued to Fidelity Management & Research Company regarding nonstandardized prototype 401(k) profit-sharing plans. See Item 8 on page 4.

10.1	*	Amgen Inc. Amended and Restated 1997 Equity Incentive Plan (formerly known as the Tularik Inc. 1997 Equity Incentive Plan, as amended).

10.2	*	Tularik Inc. 1991 Stock Plan, as amended, and form of Stock Option Agreement.

10.3	*	Tularik Inc. Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, as amended.

10.4	*	Amgen Salary Savings Plan (formerly known as the Tularik Inc. Salary Savings Plan).

10.5	*	Perlman Nonstatutory Stock Option Agreement

23.1	*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	*	Consent of Latham & Watkins LLP (included in exhibit 5.1 hereto).

24.1	*	Powers of Attorney (included on signature page to Registration Statement).

*	Filed herewith.
(1)	Filed as an exhibit to the Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.
(2)	Filed as an exhibit to the Form S-4 Registration Statement dated January 31, 2002 and incorporated herein by reference.
(3)	Filed as an exhibit to the Form 8-K Current Report dated February 21, 2002 on March 1, 2002 and incorporated herein by reference.
(4)	Filed as an exhibit to the Form 10-Q for the quarter ended June 30, 2004 on August 6, 2004 and incorporated herein by reference.